Exhibit 10.20

THE ELMET GROUP CO.

2016 UNIT APPRECIATION RIGHTS PLAN

AMENDED AND RESTATED AS OF JANUARY 9, 2026

This 2016 UNIT APPRECIATION RIGHTS PLAN (the “Plan”) was originally established by Elmet Technologies LLC, a Maine limited liability Company (the “Tech”) in 2016. On January 2, 2026, Tech was reorganized (the “Reorganization”) pursuant to that certain contribution agreement, dated as of January 2, 2026, by and among (i) certain members of Tech, (ii) certain members of Microwave Techniques LLC, a Maine limited liability company, (iii) certain stockholders of Anania & Associates, a Maine corporation and (iv) The Elmet Group Co. (the “Company”). In connection with the Reorganization, the Company assumed the Plan. This document amends and restates the 2016 Unit Appreciation Right Plan to give effect to the Reorganization and conforms the Plan to the current equity structure. This amendment and restatement is effective as of January 9, 2026 (the “Effective Date”).

1.	Purpose.

The purposes of the plan are to encourage and develop strong management through incentive awards for recognition of efforts and accomplishments of certain managers, officers or key employees who contribute materially to the success of the Company, and to allow such managers, officers or key employees to acquire an equity-like interest in the Company and receive compensation based on the value of the Company. The Company will grant these incentive awards in the form of Stock Appreciation Rights (“SARs”). The Company will pay to the recipient of a SAR an amount representing the recipient’s percentage of all SARs authorized by the Company under this Plan, as described below. The SARs will be granted by separate letter agreement, which may also contain other provisions relating to the SAR or the recipient’s employment with the Company. In order to be exempt from the restrictions of Code Section 409A, the Base SAR Value or initial calculation price for the SARs shall be the fair market value of the underlying securities determined as of the date of the SAR grant for each Participant.

2.	Definitions.

“Base SAR Value” means the proportional value of the Company for each SAR at the time of grant. The Base SAR Value shall be used to determine the amount of increase in the value of the Company over time. The Base SAR value shall be determined upon the issuance of the SAR to the participant and shall be identified in the issuing document. Except as otherwise determined by the Committee, the Base SAR Value shall be determined as follows: the amount of the Company Valuation price for the year in which the SAR is issued times the SAR Pool for the applicable class of SARs; the resulting number is then divided by the total number of SARs which have been Authorized for that particular Class. In every instance the Base SAR Value shall represent fair market value and shall be determined by a method authorized under Code Section 409A and particularly Treasury Regulation Section 1.409A-1(b)(5)(iv).

“Board” means the Board of Directors of the Company.

“Board Member” means a person serving on the Board.

“Cause” means, for discharge of a Participant from employment with the Company, the Participant’s fraudulent or malfeasant conduct or failure in connection with the Participant’s employment with the Company or abide by Company policies applicable to the Participant, as determined by the Company’s President or his designee, the Participant’s commission of any crime (other than routine traffic offenses) or the Participant’s violation of a material term of the letter agreement granting SARs to the Participant. A determination of cause shall be made by the Company’s President. If a Participant disputes the President’s cause determination the dispute shall be subject to binding determination made by the Company’s Board, whose decision shall be final and not subject to further appeal or litigation.

“Class” means the class of SAR granted and the terms to which such class of UAR is subject. The terms of each Class created pursuant to this Plan shall be set forth on Appendix A, which may be modified from time to time as new classes are authorized and created.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code shall also refer to any successor section of the Code after a subsequent amendment.

“Committee” means any committee appointed by the Board to administer this Plan.

“Company Valuation Price” means the fair market value of the Company taking into consideration debt and other company obligations and as determined in accordance with Code Section 409A and particularly Treasury Regulation Section 1.409A-1(b)(5)(iv).

“Conversion Event” means a conversion of the Company to a business entity having a different legal form in which the outstanding Shares of the Company are converted into equivalent rights or securities of, or interests in, the business entity into which the Company is converted. In no instance shall a Conversion Event be construed to be a Payment Event.

“Death Payment” means a payment to a participant as a result of death.

“Determination Date” means:

(a) with respect to payment upon death, the date of the death of the Participant; and

(b) with respect to a Payment Event, the date of closing of the Payment Event.

“Effective Date” means the date on which the Board adopted the Plan.

“Employment” means any employment by the Company in exchange for compensation of any type, but limited to employment as an employee in which the Participant receives any type of remuneration for services provided to the Company.

“Grant Date” means the date on which the Committee grants a SAR to a Participant.

“Participant” means an officer or key employee who receives one or more SARs.

“Payment Event” means the earliest to occur of:

(a)	a merger or consolidation of the Company or a sale of all or substantially all of the assets or Units of the Company to any purchaser or purchasers who are not Unit holders of the Company as of the Effective Date, in which the outstanding Units of the Company are exchanged for securities, cash or other property of any other corporation or business entity, which events shall be deemed to include an initial underwritten public offering of the Company’s equity securities pursuant to an effective Registration Statement filed under the Securities Act of 1933, as amended, that is completed on or before or December 31, 2026 (except however a merger, consolidation or sale of assets pursuant to a Conversion Event shall not be deemed a Payment Event under this Plan); or

(b)	the dissolution and winding up of the Company.

“Payment Event Price” means the aggregate net proceeds paid to Stockholders as a result of a Payment Event other than a Payment Event that is the initial underwritten public offering of the Company’s equity securities. Net proceeds shall mean proceeds received after the payment of all debt, costs of sale, Company obligations and other charges deducted from any Payment Event payment. “Payment Event Price” for a Payment Event that is the initial underwritten public offering of the Company’s equity securities shall mean the Company Valuation Price.

“Stock Appreciation Rights” or “SARs” means the Stock Appreciation Rights created by this Plan. The Company may authorize different classes of SARs to be distributed pursuant to the terms hereof. The Committee may authorize the distribution of any or all SARs created hereby.

“SAR Payment Event Price” means for each SAR an amount representing the ratio of one SAR in the applicable Class to the total SARs of the same Class multiplied by Payment Event Price allocated to the SAR Pool for such class, less the Base SAR Value for such class.

“SAR Valuation Price” shall mean for each SAR an amount representing the ratio of one SAR to the total number of SARs of the same Class authorized by the Company multiplied by the Company Valuation Price allocated to the SAR Pool for such Class, less the Base SAR Value for such Class.

“SAR Pool” shall mean the amount as a percentage of the Company Valuation Price allocated to be divided among SAR holders for a designated Class. The initial SAR Pool for each class is set forth in Appendix A. The SAR Pool for any particular class may not be decreased without the consent of the majority of the participants in the affected SAR Pool.

“Share” means a share of the Company’s common stock.

“Stockholder” means a stockholder of the Company.

“Vesting Period” shall mean the time period in which the SARs granted hereunder are eligible for payment pursuant to this Agreement.

“Voluntary Termination” means any employee who resigns or terminates his or her employment with the Company voluntarily.

3.	Administration.

The Committee shall administer the Plan. Subject to the provisions of the Plan, the Committee shall have the sole, full and final authority in its discretion (a) to designate all managers, officers or key employees of the Company who will be eligible to receive SARs, (b) to determine the SARs to be granted to eligible managers, officers or key employees, (c) to determine the vesting schedule for SARs, (d) to construe and interpret Plan provisions and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, (e) to decide all questions of fact arising in the application of the Plan, (f) to require any additional provisions in the letter agreements granting SARs, including, without limitation, noncompetition, nonsolicitation and confidentiality provisions, (g) advise the Board with regard to the amount of the SAR Pool and (h) to make all other determinations it deems necessary or advisable for the administration of the Plan.

The Plan and all UARs granted thereunder are subject to all laws, regulations and orders of any governmental authority that may be applicable thereto and, notwithstanding any other provision of the Plan or any other document relating to any SAR to the contrary, the Company shall not be obligated to make any payments with respect to any SARs if such payment would constitute a violation of any such law, regulation or order or any provision thereof. In addition, notwithstanding any other provision of the Plan or any other document relating to any SAR to the contrary, the Company shall have no obligation to make any payment with respect to any SAR if such payment or requirement would subject any officer, executive, employee, or manager of the Company to any personal liability.

4.	Stock Appreciation Rights.

Subject to the payment schedule set forth in Section 6 hereof, the Participant shall be entitled to payment from the Company, subject to the terms of the Plan as follows: (a) in the event of death an aggregate amount equal to the number of vested SARs held by the Participant on the relevant Determination Date multiplied by the SAR Valuation Price on such Determination Date; (b) in the event of a Payment Event an aggregate amount equal to the number of vested SARs held by the participant on the Determination Date multiplied by the SAR Payment Event Price. The Company may, in its sole discretion, offer the Participant Shares in lieu of all or part of such cash payment.

5.	Ownership of SARs.

(a) Vesting.

(i) Schedule. SARs shall vest according to schedules determined by the Committee in its sole discretion at the time of grant.

(ii) Acceleration of Vesting. So long as the Participant is an employee of the Company upon a Payment Event all outstanding, unvested SARs shall become fully vested prior to, or as of, the date of closing of the event.

(iii) Termination. Notwithstanding any other provision of the Plan to the contrary, all SARs held by a Participant shall cease to vest on the date of the termination of the Participant’s employment with the Company for any reason, including, without limitation, death or disability. All unvested SARs shall terminate on the date of the termination of the Participant’s employment with the Company without any action by any person or entity, and the Company shall thereafter have no obligations with respect thereto.

(b) Termination for Cause or Voluntary Termination. All vested or unvested SARs and any right to payment held by a Participant whom the Company discharges for Cause or whom at any time violates any non-disclosure or noncompetition agreement shall terminate and be of no further force or effect as of the date of the discharge or violation of any non-disclosure or non-competition obligations. For the avoidance of doubt this termination of SARs shall include, without limitation, termination of vested SARs with respect to which the Company already has begun to make Payments (if any) so that the Company shall make no further Payments with respect to such SARs. All unvested SARs shall cease to vest and shall terminate upon any Voluntary Terminations of employment with the Company.

(c) No Transfer. No SAR or any interest therein may be sold, assigned or otherwise transferred, in whole or in part, whether through action of the Participant, by operation of law or otherwise, except by will or the laws of descent and distribution.

6.	Payment Schedule.

(a) Payment on Death. In the event of the death of a Participant, whether or not the Participant is an employee at the time of death, the Company shall make cash payments with respected to vested SARs within 75 days of the appointment of a personal representative as follows. Cash payments due upon death shall be made over a period of Five (5) years in equal monthly payments, subject to all withholding or other applicable taxes. In order to satisfy this obligation, the Company may in its discretion obtain a life insurance policy on any employee granted SARs. Plan participants agree to cooperate with the Company in any request to obtain life insurance, including submitting to a medical exam if requested.

(b) Payment Event. Upon the occurrence of a Payment Event the Company shall make a cash payment or, at the Company’s election, any Participant with outstanding vested SARs shall receive a number of shares, units or securities of, or interests in, the business entity resulting from such Payment Event equal to the quotient obtained by dividing (i) the cash payment that the Participant would receive pursuant to Section 4 above, by (ii) the fair market value of each share of stock, membership interest or securities of, or interest in, the resulting business entity. In the event the stock, membership interest or securities of the resulting business entity does not trade on a publicly recognized market the fair market value shall be determined by the Board based on the terms and conditions of any Payment Event transaction. Such payment or distribution shall be made within 75 days of the closing date of the Payment Event.

(c) Tax Withholding. The Company may withhold all or any portion of any payment to be made under the Plan or of any other payment that the Company is to make to any Participant, whether under the Plan or otherwise, for applicable federal, state, local, income and/or employment taxes or in satisfaction of any other withholding obligation imposed on the Company by law or regulation with respect to payments made under the Plan.

7.	Changes in the Company’s Equity Structure; Rights of the Company.

The existence of outstanding SARs shall not affect in any way the right or power of the Company or its Stockholders to make or authorize, without limitation, any or all allocations and distributions with respect to its Shares, or any changes in the Company’s equity structure or its business, or any merger or consolidation of the Company, or any Conversion Event converting the Company into another form of business entity, or any issue of bonds, or debentures ahead of or affecting the SARs or the rights thereunder, or the dissolution and winding up of the Company, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding, whether of a similar character or otherwise. If the Company determines it necessary to alter the number of SARs hereunder due to a change in the capital structure of the Company, such modification shall be made proportionately so that the aggregate Base SAR Value or initial calculation price after the modification is not less than the aggregate Base SAR Value or initial calculation price before the modification, in compliance with Code Section 409A, and particularly Treasury Regulation Section 1.409A-1(b)(5)(v), so that this Plan can remain exempt from the dictates of Code Section 409A.

8.	Amendment or Termination of the Plan; Nonexclusivity; No Rights to Ungranted SARs or Other Rights.

The Committee may amend or terminate the Plan at any time and from time to time, and all SARs granted under the Plan shall be subject in all respects to the provisions of the Plan as amended from time to time, provided, however, that no such amendment or termination shall materially and adversely affect any right of a Participant with respect to any SAR, including an unvested SAR, granted before the date of such action without the consent of such Participant, and any SAR which is outstanding at the time of termination of the Plan shall survive any such Plan termination in accordance with such SAR’s terms. The authorization of additional Classes of SARs shall not be deemed or considered an amendment of the Plan and the number of SARs which may be authorized hereunder is unlimited. The provisions of this paragraph notwithstanding the Company shall take no action under this paragraph inconsistent with or in violation of Code Section 409A and the Treasury Regulations thereunder, or which would otherwise subject this Plan to the provision of Code Section 409A.

The adoption of the Plan shall not be construed as creating any limitations on the power of the Committee to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of SARs otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

No person shall have any claim or right to be granted an award under the Plan. No person shall, by virtue of the Plan or any action taken under the Plan, be deemed to be a Stockholder or to be entitled to any of the rights or privileges of a Stockholder. Neither the Plan nor any action under the Plan shall be construed as giving any Participant or other person any right to be retained in the employ of the Company. All payments under this Plan are subordinate to all claims of the Company’s secured and unsecured creditors.

SARs granted pursuant to the Plan represent solely the Company’s unsecured contractual obligation to pay the value of such SAR according to the terms and conditions of this Plan. No Participant shall have any right, title or interest in or to any assets of the Company by virtue of the Plan or any action taken under the Plan, and no Participant shall have any right to cause the Company to take or omit to take any action under the Plan, except as specifically provided in the Plan.

No officer, Board Member, Shareholder or other person affiliated with the Company shall have any personal liability or obligation in connection with any payment under any SAR. The granting of any SAR shall not change the employment status of any employee and nothing herein shall be construed to create anything other than an employment at will relationship.

9.	Applicable Law.

The Plan, all SARs granted under the Plan and all actions taken under or with respect to the Plan shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Maine without regard to its principles of conflicts of laws.

10.	Compliance with Code Section 409A.

Due to the fact that the SARs granted hereunder have a Base SAR Value or initial calculation price equal to fair market value on the date of the grant, and thereby in compliance with Treasury Regulation Section 1.409A-1(b)(5)(i)(B), this Plan is exempt from compliance with Code Section 409A. The Plan shall be interpreted and administered so as to maintain such exemption from the dictates of Code Section 409A. No dividends shall be paid or credited to a Participant on any SARs which would have the effect of reducing the Base SAR Value or initial calculation price below fair market value on the date of the grant in violation of Code Section 409A and the Treasury Regulations thereunder.

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APPENDIX A

CLASS A STOCK APPRECIATION RIGHTS

Number Authorized: 1,316,090

Base Price Per Share: $0.90

Total Base Price: $898,807